EXHIBIT 99.1

Contacts:

Caraco Pharmaceutical - Daniel Movens: (313) 871-8400

Caraco Pharmaceutical - Thomas Versosky: (313) 556-4150

FOR IMMEDIATE RELEASE

Caraco Pharmaceutical Laboratories, Ltd. Announces Resignation from Board of Directors of Jitendra Doshi and Appointment of GP Singh Sachdeva

DETROIT, July 23,2008 /PRNewswire-FirstCall/ -- Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) announced the resignation as a Director of the Company of Jitendra N. Doshi and the appointment as a Director of the Company of Gurpartap (“GP”) Singh Sachdeva, the Senior Vice President – Business Strategies of the Company, effective July 22, 2008.

Prior to his appointment as Senior Vice President of Business Strategies in July 2007, Mr. Singh served as Vice President – Sales and Marketing (September 2003 to July 2007) and National Sales and Marketing Manager (September 2000 to September 2003) of the Company. From May 1998 to September 2000, Mr. Singh was the Manager of Bulk Drugs for Sun Pharmaceutical Industries Limited.

Daniel H. Movens, the Company’s Chief Executive Officer, noted that Dr. Doshi had an extensive history of dedicated service to the Company stating that “Mr. Doshi has provided invaluable service to the Company as an executive officer, including CEO, and as a Director, since 2001. His efforts greatly contributed to the success we have achieved.” Mr. Doshi continues to serve as an Executive Director for Sun Pharmaceutical Industries, Inc.

Mr. Movens continued, “We are very pleased to welcome Mr. Singh to the Board. His experience, depth of knowledge and accomplished background should provide us with good guidance into the foreseeable future. We are certain that he will bring to the Board the same energy and sound judgment that he has shown as an executive officer of the Company.”

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, including Item 1A to the Corporation’s annual report on Form 10-K, and include, but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or less expensive products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.